Exhibit 99.1

Z Trim Holdings to Make Private Offering
to Shareholders

MUNDELEIN, Ill., December 29, 2008/PRNewswire/ -- Z Trim Holdings, Inc. (OTC Bulletin Board: ZTMH - News) today issued a notice of proposed private offering in the form of a private placement. The terms of the proposed offering have yet to be determined.  This proposed offering is expected to begin after the annual meeting of shareholders scheduled to be held on December 30, 2008 and will seek between $5 to $7 million in funding.

“The purpose of this offering is two-fold,” said Steve Cohen, President of Z Trim Holdings, Inc.  “First and foremost, the purpose of this offering is to provide an opportunity for our existing shareholders to both retain and gain value.   The second and equally important purpose of this proposed offering is to raise money in order to fund continuing operations, expand our R&D and Sales teams, and continue to build upon our successes.  We are hopeful that this proposed offering will accomplish these two purposes. ”
This notice does not constitute an offer of any securities for sale.
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The disclosures about the proposed private placement contained in this press release do not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company to be offered and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation sale is unlawful. Any offers of securities will be made only by means of a private placement memorandum. The securities to be offered have not been and will not be registered under the Securities Act of 1933, as amended, or the securities or blue sky laws of any jurisdiction and unless registered, may not be offered or sold except pursuant to an applicable exemption from registration requirements of the Securities Act. This disclosure is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135(c) under the Securities Act.

Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements. Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to our history of operating losses, that our auditors have expressed substantial doubt regarding our ability to continue as a going concern, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property. In addition the risk and uncertainties would include the passage of the proposal to amend the Company’s Articles of incorporation to authorize a reverse split of the Company’s common stock and the ability to secure terms beneficial to the Company Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.